UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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SOVEREIGN BANCORP, INC.

(Name of Registrant as Specified in Its Charter)
SOVEREIGN BANCORP, INC.

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On February 22, 2006, Sovereign Bancorp, Inc. issued the following press release.

FINANCIAL CONTACTS:
Mark McCollom	610-208-6426	mmccollo@sovereignbank.com
Stacey Weikel	610-208-6112	sweikel@sovereignbank.com

MEDIA CONTACTS
Ed Shultz	610-207-8753	eshultz1@sovereignbank.com

The Abernathy MacGregor Group 212-371-5999
Mike Pascale
Tom Johnson
RELATIONAL INVESTORS IS SANCTIONED BY PENNSYLVANIA COURT
PHILADELPHIA, February 22, 2006 — Sovereign Bancorp, Inc. (NYSE: SOV) today announced that the Court of Common Pleas of Berks County, Pennsylvania has sanctioned Relational Investors LLC for filing a false affidavit and two false verifications. As a penalty, the Court dismissed, without prejudice, Relational’s complaint seeking access to Sovereign’s books and records and ordered Relational to pay Sovereign’s reasonable attorney’s fees and costs incurred in litigating the false affidavit issue. The Court denied Sovereign’s petition to hold Relational and Ralph Whitworth in contempt.
In ordering Relational to pay Sovereign’s attorney’s fees and costs, the Court concluded:
“...the evidence establishes that Relational’s conduct in filing a false Affidavit and two false Verifications with this Court was without sufficient or justifiable grounds and served only to advance Relational’s perceived tactical advantage in its proxy solicitation campaign with Sovereign Bancorp shareholders, thereby requiring Sovereign Bancorp to respond “publicly” as well by filing the instant Petition, as amended. As such, it clearly justifies the award of counsel fees and costs being requested by Sovereign Bancorp...”
Regarding Relational’s attempt to correct its false Affidavit, the Court stated:
“Moreover, one might ask, that while Relational on January 17, 2006, was correcting the averments that were untrue when given, thereby evidencing some concern about setting the record straight ... why didn’t Relational take just a few more minutes to correct its repeated allegation that it still did not have the shareholder list, which it had admittedly received four days earlier on January 13, 2006?”
The Court also stated:
“...while Relational argues that the denial of its Motion for Peremptory Judgment and/or dismissal of its Complaint in Mandamus would constitute an unduly harsh sanction, we find that such action is necessary to deter the future filing of false affidavits or verifications, as well as to make certain that we have an accurate, reliable and truthful record which we may someday be compelled to review and also, if for no other reason than to put Relational on notice throughout the proceedings which will more than likely follow that the rules of Court are to be complied with or penalties will be imposed.”
Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), is the parent company of Sovereign Bank, a $64 billion financial institution with more than 650 community banking offices, over 1,000 ATMs and approximately 10,000 team members with principal markets in the Northeast United States. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, trust and wealth management and insurance.
Sovereign is the 18th largest banking institution in the United States. For more information on Sovereign Bank, visit http://www.sovereignbank.com or call 1-877-SOV-BANK.
Sovereign Bancorp, Inc. and its directors and officers may be deemed to be participants in the solicitation of proxies from shareholders of Sovereign in connection with the election of directors at the 2006 annual meeting of shareholders. Information regarding the names of Sovereign’s directors and executive officers and their respective interests in Sovereign by security holdings or otherwise is set forth in Sovereign’s proxy statement relating to the 2005 annual meeting of shareholders, which may be obtained free of charge at the SEC’s website at http://www.sec.gov and Sovereign’s website at http://www.sovereignbank.com . Additional information regarding the interests of such potential participants will be included in the Proxy Statement and other relevant documents to be filed with the SEC in connection with Sovereign’s 2006 annual meeting of shareholders.
Sovereign Bancorp, Inc. will file a Proxy Statement on Schedule 14A with the SEC in connection with its 2006 annual meeting of shareholders, which, when filed, will be available free of charge at the SEC’s website at http://www.sec.gov . Investors and security holders are advised to read Sovereign’s Proxy Statement, when available, and the other materials to be filed by Sovereign related to the proxy solicitation, when available, because they will contain important information. Investors and security holders may obtain a free copy of the Proxy Statement on Schedule 14A and all other related material to be filed by Sovereign with the SEC (when they are filed and become available) free of charge at the SEC’s website at http://www.sec.gov or by contacting Sovereign’s proxy solicitors, Innisfree M&A Incorporated at 1-888-750-5834 or Mackenzie Partners, Inc. at 1-800-322-2885. Sovereign also will provide a copy of these materials without charge at the Investor Relations section of its website at http://www.sovereignbank.com .